Exhibit 10.16
IN THE MATTER OF ARBITRATION BETWEEN

RONALD W. PARKER	§	American Arbitration
	§	Association
§
-and-	§	No. 71 166 00025 05
§
PIZZA INN, INC.	§
Compromise and Settlement Agreement
     This Compromise and Settlement Agreement (the “Agreement”) is entered into by and between Ronald W. Parker (“Parker”), on the one hand, and Pizza Inn, Inc. (“Pizza Inn”) on the other hand. (Parker and Pizza Inn are sometimes referred to jointly as the “Parties”.)
Recitals
     WHEREAS the above-styled arbitration proceeding (the “Arbitration”) commenced following Pizza Inn’s termination of Parker’s employment as Pizza Inn CEO in December 2004; and
     WHEREAS Parker and Pizza Inn have alleged various claims against each other and the pleadings filed in the Arbitration more fully describe their respective allegations and positions with respect to the claims being made; and
     WHEREAS the Parties now desire to resolve by settlement any and all disputes between them including the claims being made in the Arbitration.
Settlement Terms and Provisions
     NOW, THEREFORE, for good and valuable consideration, the adequacy, receipt, and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

     1. Pizza Inn agrees to pay to Parker the sum of $2,800,000 for Parker’s claims of defamation, defamation per se, loss of reputation, malicious civil prosecution, breach of contract and any other claims, known or unknown, to be paid as follows:

First Installment:	$100,000 payable upon execution by Parker of this Agreement and no later than September 24, 2006.

Second Installment:	$200,000 payable 45 days following Parker’s execution of this Agreement.

Third Installment:	$150,000 payable 75 days following Parker’s execution of this Agreement.

Fourth Installment:	$100,000 payable 105 days following Parker’s execution of this Agreement.

Fifth Installment:	$100,000 payable 135 days following Parker’s execution of this Agreement.

Sixth Installment:	$100,000 payable 165 days following Parker’s execution of this Agreement.

Final Installment:	The remaining balance shall be payable on the earlier of (i) 180 days following execution of this Agreement by Parker or (ii) the date of closing of any sale by Pizza Inn of the main office building or warehouse at Pizza Inn’s corporate headquarters located at or near 3551 Plano Parkway. In the event the closing of any sale of the main office building or warehouse at Pizza Inn’s corporate headquarters occurs prior to 180 days following Parker’s execution of this Agreement, the full amount of $2.8 million (less any amounts already paid) will be due at the closing of any such sale.
     2. Pizza Inn agrees to pay interest of 5% per annum on any unpaid balance due to Parker pursuant to Paragraph 1. Such interest shall begin to

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accrue on the date of Parker’s execution of this Agreement. Upon Pizza Inn’s payment of the First Installment interest shall accrue on the $2.7 million unpaid balance; after payment by Pizza Inn of the Second Installment, interest will accrue on the $2.5 million unpaid balance and so forth. The accrued interest shall be due and payable upon payment of the Final Installment referenced in Paragraph 1 above.
     3. Parker agrees that all payments or other claims allowed by this Agreement are not and will not be secured by a lien on any assets of Pizza Inn and will be subordinate to Pizza Inn’s indebtedness to Wells Fargo Bank or its assigns.
     4. Parker agrees to sell all shares of Pizza Inn stock that he directly or indirectly owns within 60 days from the date he is paid in full the amounts referenced in Paragraphs 1 and 2 above.
     5. Parker agrees that he will not attend Pizza Inn’s 2006 annual meeting of shareholders currently scheduled for December 13, 2006 (or any other meeting if the currently scheduled meeting is adjourned, postponed or rescheduled). However, this prohibition shall not apply if any payment referenced in Paragraph 1 or 2 is past due to Parker.
     6. Parker, his heirs, assigns, agents, representatives, insurers, and attorneys hereby forever release, acquit and discharge Pizza Inn, its directors, officers, employees, agents, representatives, attorneys, heirs and assigns and Newcastle Partners, L.P., its affiliated entities and their officers, employees, directors, shareholders (hereafter collectively “Newcastle”) from any and all

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claims, obligations, demands, actions, causes of action, complaints, lawsuits (pending or otherwise), costs, charges, judgments, attorneys’ fees, damages and liabilities of any kind whatsoever, known or unknown, direct or indirect, asserted or unasserted, liquidated or unliquidated, in tort, contract, or any other legal theory, statutory or otherwise, arising out of, resulting from, or in any manner related to any cause or thing whatsoever that was brought, or that could have been brought in the Arbitration or a lawsuit, including but not limited to any and all claims relating to Parker’s employment at Pizza Inn or the termination of Parker’s employment at Pizza Inn.
     7. Pizza Inn, its directors, officers, employees, assigns, agents, representatives, insurers, attorneys and Newcastle hereby forever release, acquit and discharge Parker, his agents, representatives, attorneys, heirs and assigns from any and all claims, obligations, demands, actions, causes of action, complaints, lawsuits (pending or otherwise), costs, charges, judgments, attorneys’ fees, damages and liabilities of any kind whatsoever, known or unknown, direct or indirect, asserted or unasserted, liquidated or unliquidated, in tort, contract, or any other legal theory, statutory or otherwise, arising out of, resulting from, or in any manner related to any cause or thing whatsoever that was brought, or that could have been brought in the Arbitration or a lawsuit, including but not limited to any and all claims relating to Parker’s employment at Pizza Inn, Parker’s service as a director or board member, the termination of Parker’s employment at Pizza Inn or any of the allegations or claims asserted in Cause No. 04-10265 in the 191st District Court of Dallas County, Texas (the “Akin

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Gump Lawsuit”). Nothing in this Paragraph 7 shall be construed as a release by Pizza Inn of its claims against Akin Gump Strauss Hauer & Feld, L.L.P. and Kenneth Menges, Jr. If any director, officer or employee of Pizza Inn or Newcastle initiates a lawsuit or legal proceeding against Parker concerning a matter being released in this Paragraph 7, then Parker’s release of that person only pursuant to this Agreement is withdrawn and is no longer binding on Parker.
     8. In addition to the release in Paragraph 7 above, Pizza Inn agrees to sign a release in a form similar to Paragraph 7 with respect to potential claims, if any, by Pizza Inn against Shawn Preator (the “Preator Release”). However, Pizza Inn shall only be obligated to execute the Preator Release upon the execution by Mr. Preator of a release in a form similar to Paragraph 7 with respect to potential claims, if any, by Mr. Preator against Pizza Inn.
     9. The parties wish both (1) to allow the parties to make comments and express opinions concerning the Arbitration and claims made therein and (2) to prevent their engaging in negative or harmful communications about each other. Therefore the parties agree to each of the specific undertakings set forth in paragraphs 10-13 below.
     10. Parker agrees to strictly refrain from making any disparaging statements about Pizza Inn, its directors, officers, employees and Newcastle. Pizza Inn, its directors, officers, employees and Newcastle agree to strictly refrain from making any disparaging statements about Parker. For purposes of this paragraph, “disparage” shall mean any “false or injurious statement of fact that discredits or detracts from the reputation” of Parker or Pizza Inn, its directors,

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officers, employees or Newcastle. The Parties further agree and acknowledge that this provision shall survive the execution and delivery of this Agreement.
     11. In addition to the provisions of Paragraph 10, Parker agrees that he will not knowingly make any oral or written statement that is critical of or casts in a negative light Pizza Inn’s business model, business strategies, financial performance, current management (including its officers, directors and employees), or Newcastle. Pizza Inn, its directors, officers, employees and Newcastle agree that they will not knowingly make an oral or written statement that is critical of or casts Parker in a negative light. The Parties agree that nothing in this Agreement shall prohibit the Parties from commenting or stating their opinions regarding the allegations or claims made in the Arbitration (AAA No. 71-166-00025-05), including but not limited to comments or opinions about the dispute between the Parties, the settlement amount, or comments or opinions regarding the outcome of the Arbitration and any such statements by the Parties shall not be a violation of this Agreement. The Parties agree and acknowledge that this provision shall survive the execution and delivery of this Agreement
     12. Pizza Inn, its directors, officers and employees and Parker further agree that they shall not knowingly make or publish, or cause to be made or published, any oral or written statement to any person or entity: (i) that discusses or otherwise discloses the substance of any settlement discussions or negotiations relating to the claims asserted in the Arbitration prior to the settlement of the Arbitration (other than the specific terms of this Agreement); or (ii) regarding the reasonableness or necessity of legal fees and expenses

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incurred by Parker or Pizza Inn in the Arbitration or any related litigation. The Parties agree and acknowledge that this provision shall survive the execution and delivery of this Agreement
     13. In addition, Parker further agrees not to knowingly initiate or voluntarily communicate with any third-party regarding any claim or potential claim by such third-party against Pizza Inn, its officers or directors. Pizza Inn, its officers and directors and Newcastle agree not to knowingly initiate or voluntarily communicate with any third-party regarding any claim or potential claim by such third-party against Parker. The Parties agree and acknowledge that this provision shall survive the execution and delivery of this Agreement
     14. Notwithstanding the provisions of Paragraphs 10-13 above, the Parties agree that Pizza Inn, its witnesses and Parker shall have absolute immunity for statements made in filings or testimony provided in the Akin Gump Lawsuit. The Parties further agree that any alleged breach of Paragraphs 10-13 of this Agreement shall not entitle Pizza Inn to delay, withhold, or not make any payment scheduled to be made under this Agreement.
     15. The Parties agree to cooperate to take all action necessary to effectuate the dismissal of the Arbitration with prejudice. In this regard, the Parties agree to execute and cause to be filed an Agreed Order of Dismissal with Prejudice in the form of Exhibit A attached.
     16. The Parties do not release one another from their respective obligations under this Agreement or for torts or other wrongful acts committed after the execution of this Agreement.

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     17. Parker and Pizza Inn represent and warrant (which representations and warranties shall survive the execution and delivery of this Agreement) the following:
a.	Each party possesses all capacities, including but not limited to, the legal capacity and authority to execute this Agreement;

b.	No party has received or relied upon any oral or written representation of any other party or any other party’s employees, agents, partners, or representatives regarding any fact in executing this Agreement, other than those specifically included in this Agreement;

c.	Breach of this Agreement, if any, shall not affect the non-breaching party’s continuing right to full observance of the release; and

d.	Each party solely owns and has not assigned or otherwise transferred to any person, party, or entity any of the claims, causes of action, liabilities, or potential liabilities being released hereby or any portion thereof.
     18. This Agreement and any proceedings taken hereunder are not and shall not in any way be construed as or deemed to be evidence of or any admission or concession of wrongdoing or liability on the part of either Party, their counsel, or any of them, which liability is expressly denied.
     19. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The Parties agree that the American Arbitration Association in Dallas County, Texas shall be the exclusive forum for any litigation arising under or relating to this Agreement, including enforcement thereof.

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     20. This Agreement contains the entire understanding and agreement of the Parties with respect to the matters addressed herein, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, with respect to the subject matter set forth in this Agreement. No amendment, modification, waiver or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by all of the Parties.
     21. Each Party acknowledges on its own behalf that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that have preceded the execution of this Agreement, and that its respective legal counsel had the requisite experience and sophistication to understand, interpret, and provide advice regarding the particular language of the provisions hereof. Each Party further acknowledges that it has executed this Agreement voluntarily and of its own free will, without duress.
     22. This Agreement shall inure to the benefit of, and shall be binding upon, the undersigned Parties and each of their respective successors, heirs and assigns.
     23. Any captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Whenever the text hereof requires, use of a singular number shall include the appropriate plural number.

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     24. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other portions shall remain fully valid and enforceable to the extent possible while maintaining the essential purposes of this Agreement.
     25. This Agreement may be signed in any number of counterparts and via facsimile with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed to be an original of this Agreement.
Executed as of the 24th day of September 2006.

Ronald W. Parker

PIZZA INN, INC.

By:

Rod McDonald, Secretary
Newcastle Partners, L.P. and its affiliates execute this Agreement for the purposes of agreeing to and acknowledging the provisions of Paragraphs 6-7, 10-13.
Newcastle Partners, L.P. and its affiliates

By:	Newcastle Capital Management, L.P. Its general partner

By:

Steven J. Pully President

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Acknowledgment

State of Texas	§
§
County of	§
     Before me, the undersigned authority, on this day personally appeared Ronald W. Parker, who is known to me and who, after having been by me duly sworn according to law upon his oath, deposed and said that he is the person named in the above document, and that he executed the document for the purposes and consideration therein contained.

Ronald W. Parker
     Subscribed and sworn to before me on the ___day of September 2006, to certify which witness my hand and official seal.

Notary Public, State of Texas

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Acknowledgment

State of Texas	§
§
County of Dallas	§
     Before me, the undersigned authority, on this day personally appeared Rod McDonald, who is known to me and who, after having been by me duly sworn according to law upon his oath, deposed and said that he is the Secretary of Pizza Inn, Inc., and he is authorized to execute this Acknowledgement on its behalf, and that Pizza Inn, Inc. has executed the above document for the purposes and consideration therein contained.

Rod McDonald
     Subscribed and sworn to before me on the                     day of September 2006, to certify which witness my hand and official seal.

Notary Public, State of Texas

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Acknowledgment

State of Texas	§
§
County of Dallas	§
     Before me, the undersigned authority, on this day personally appeared Steven J. Pully, who is known to me and who, after having been by me duly sworn according to law upon his oath, deposed and said that he is the President of Newcastle Capital Management, L.P., the General Partner of Newcastle Partners, L.P., that he is authorized to execute this Acknowledgment on behalf of Newcastle Partners, L.P., and that Newcastle Partners, L.P. and its affiliates have executed the above document for the purposes and consideration therein contained.

Steven J. Pully
     Subscribed and sworn to before me on the ___day of September 2006, to certify which witness my hand and official seal.

Notary Public, State of Texas

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